Exhibit 99.1

GBS Inc. Acquires Intelligent Fingerprinting Limited and its Proprietary Drugs of Abuse Screening Technology

October 4, 2022

●	The transaction further solidifies GBS’ leadership in non-invasive, real-time diagnostic testing with an expanded portfolio and geographical reach
●	GBS’ global footprint includes operations in Australia, United Kingdom and the US

NEW YORK, Oct. 04, 2022 (GLOBE NEWSWIRE) — GBS Inc. (Nasdaq: GBS), a life sciences company developing non-invasive, real-time diagnostic testing for patients and their primary health practitioners at point of care, today announced it has acquired Intelligent Fingerprinting Limited (IFP), thus expanding the GBS platform of rapid, non-invasive diagnostic testing technologies. In addition, GBS announced it has begun the process of changing its corporate name.

Intelligent Fingerprinting’s unique and proprietary drug screening system is an on-the-spot, 10-minute test that works by analyzing fingerprint sweat to screen for recent drug use. IFP currently detects opioids, cocaine, methamphetamines, benzodiazepines and marijuana use. The non-invasive system consists of a portable reader and single-use disposable cartridges that are used by a range of public sector and commercial customers across applications, including workplaces, drug rehabilitation, criminal justice, and medical examiners. To date IFP has mainly concentrated market development efforts in the United Kingdom through a direct sales force and lead generation team.

As a result of the transaction, GBS has gained access to the full IFP product portfolio, the company’s current customer base which exceeds 200 customers, and its ISO 13485 manufacturing facility in the United Kingdom, which complements GBS’ development of its own facility at the University of Newcastle, Australia. GBS will immediately begin the process of submitting IFP’s CE Mark to the Therapeutic Goods Association of Australia and acting as the sponsor for regulatory approval to begin a direct sales campaign in the first half of 2023.

Steven Boyages, CEO of GBS stated, “We believe this acquisition generates significant value for our shareholders, and I am extremely excited to be on the forefront of this transition. Bringing IFP under the GBS umbrella marks a significant advancement toward achieving our strategic goals of improving patients’ lives outside of saliva-based glucose testing and laying the pathway in becoming a leader in the development of rapid, non-invasive diagnostic solutions. We remain excited to accelerate our strategy and revenue growth through this collaboration with IFP.”

Philip Hand, Executive Chairman of Intelligent Fingerprinting, commented, “Intelligent Fingerprinting was founded to provide more effective point of care diagnostic solutions that produce swift and highly accurate results through our proprietary fingerprint sweat-based technology. I am delighted to begin this next phase of our growth with GBS as we look to expand our delivery of comprehensive, non-invasive products to the market while expanding our territorial outreach.”

About the Transaction

Under the terms of the transaction, GBS has issued 2,963,091 shares of GBS Common Stock and 2,363,003 shares of Series C Convertible Preferred Stock (“Preferred Stock”) to the shareholders of IFP. A further amount of up to 1,649,273 shares of Preferred Stock have been reserved for issuance to shareholders of, and lenders to, IFP subject to the terms of the transaction documents. Subject to an affirmative vote of GBS shareholders, each share of Preferred Stock is convertible into three shares of GBS Common Stock. The former shareholders of IFP have entered into a twelve-month lock-up agreement on sales of GBS Preferred Stock and Common Stock issued pursuant to this transaction. The former majority shareholders of IFP have the right to appoint two board members to the board of GBS, subject to satisfaction of certain requirements.

Ladenburg Thalmann & Co. Inc. acted as financial advisor to GBS, while ArentFox Schiff LLP is acting as legal advisor to GBS. Bristows LLP is acting as legal advisor to Intelligent Fingerprinting.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, GBS Inc.’s ability to successfully integrate Intelligent Fingerprinting Limited’s operations as a result of the acquisition described in this press release, develop, and commercialize its diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although GBS Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. GBS Inc. has attempted to identify forward-looking statements by terminology, including ‘‘believes,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘projects,’’ ‘‘intends,’’ ‘‘potential,’’ ‘‘may,’’ ‘‘could,’’ ‘‘might,’’ ‘‘will,’’ ‘‘should,’’ ‘‘approximately’’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in GBS’s public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. GBS undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

About GBS Inc.

GBS Inc. is a life sciences company developing non-invasive, real-time monitoring and diagnostic tests for patients and their primary health practitioners. With the world-first Biosensor Platform, GBS Inc. is developing and launching diagnostic tests urgently needed to help people living with diabetes. For more information, please visit GBS.inc.

About Intelligent Fingerprinting

Intelligent Fingerprinting’s portable Drug Screening System works by analyzing fingerprint sweat. It is non-invasive, fast, and cost-effective, with sample collection taking seconds and simultaneous screening for multiple drug groups in ten minutes. A laboratory confirmation service is also available. The system has applications within many sectors, and customers include employers in safety-critical industries such as construction, transport and logistics firms, and drug treatment organizations, as well as UK coroners.

Intelligent Fingerprinting has distributors across the globe, including the USA. Founded in 2007, it is a spin-out company from the University of East Anglia (UEA). The company is based in Cambridge, England and employs approximately 30 people. Please visit www.intelligentfingerprinting.com

Company Contact:

Alex Arzeno – Vice President of IR & Communications
GBS Inc.
Investor.Relations@gbs.inc

Investor Contact:

Tim McCarthy – Managing Director
LifeSci Advisors, LLC
Tim@LifeSciAdvisors.com

Media Contact:

Cheryl Billson
Comma Communications
cheryl.billson@commacomms.com

Source: GBS, Inc.